CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-124547 on Form S-3 and in Registration Statement No. 333-128476 on Form S-8 of our reports dated March 1, 2006, relating to the consolidated financial statements and financial statement schedule of Mpower Holding Corporation and subsidiaries and management’s report of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Mpower Holding Corporation for the year ended December 31, 2005.

Date: March 1, 2006	By:	/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Rochester, New York